As filed with the Securities and Exchange Commission on May 31, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CATALYST PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0837053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

355 Alhambra Circle Suite 801 Coral Gables, Florida	33134
(Address of Principal Executive Offices)	(Zip Code)

2018 Stock Incentive Plan

(Full title of the plan)

Richard J. Daly

355 Alhambra Circle

Suite 801

Coral Gables, Florida 33134

(Name and address of agent for service)

(305) 420-3200

(Telephone number, including area code, of agent for service)

With a copy to:

Philip B. Schwartz, Esq.

Andrew E. Schwartz, Esq.

Akerman LLP

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, Florida 33301

(954) 463-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of registering an additional 3,000,000 shares of the common stock, par value $0.001 per share (the “Common Shares”), of Catalyst Pharmaceuticals, Inc. (the “Company” or “Registrant”) that are issuable at any time or from time to time under the Registrant’s 2018 Stock Incentive Plan, as previously amended (the “Plan”), and any additional Common Shares that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to General Instruction E, the contents of the Registration Statements on Form S-8 filed for the Plan with the Securities and Exchange Commission (the “Commission”) on June 29, 2018 (Registration No. 333-226008) and on December 8, 2023 (Registration No. 333-275962), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”), except as supplemented by the information set forth below.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed with the Commission are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 28, 2024.

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 8, 2024.

(c) The Company’s Annual Meeting Proxy Statement, filed with the Commission on April   10, 2024.

(d) The Company’s Current Reports on Form 8-K filed on January  24, 2023 (as amended on April  10, 2023), January  5, 2024, January  9, 2024, February  21, 2024, February  29, 2024, March  13, 2024, May  8, 2024, May  21, 2024, and May 30, 2024.

(e) The description of the Common Shares filed with the Commission on Form 8-A12B on September  29, 2006, as amended on October 18, 2006.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may obtain a copy of any of these documents at no cost by requesting them from us or by writing or calling: Catalyst Pharmaceuticals, Inc., 355 Alhambra Circle, Suite 801, Coral Gables, Florida, 33134, Attn: Investor Relations, or by calling (305) 420-3200. Copies of each of these filings are also available for no cost on our website, www.catalystpharma.com, or on the SEC’s web site, www.sec.gov.

Item 4.	Description of Securities

Please refer to the description of our capital stock contained under the description of the Company’s securities registered under Section 12 of the Exchange Act contained in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022, together with any amendment thereto filed with the SEC for the purpose of updating such description.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Our certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the Delaware General Corporation Law.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of our company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7.	Exemption from Registration Claimed

Not applicable

Item 8.	Exhibits

Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File Number	Date of Filing	Exhibit Number	Filed Herewith

3.1	Certificate of Incorporation	S-1	333-136039	7/25/2006	3.1

3.2	Amendment to Certificate of Incorporation	S-1	333-136039	7/25/2006	3.2

3.3	Amendment to Certificate of Incorporation	DEF 14A	001-33057	3/30/2015	Annex A

3.4	Amendment to Certificate of Incorporation	8-K	001-33057	8/21/2020	3.1

3.5	By-Laws	S-1	333-136039	9/1/2006	3.3

3.6	Amendment to By-Laws	8-K	001-33057	11/27/2019	3.1

5.1	Opinion of Akerman LLP					X

10.1(a)	2018 Stock Incentive Plan	DEF 14A	001-33057	4/17/2018	Annex A

10.1(b)	Amendment No. 1 to 2018 Stock Incentive Plan	DEF 14A	001-33057	7/7/2020	Annex B

10.1(c)	Amendment No. 2 to 2018 Stock Incentive Plan	DEF 14A	001-33057	10/26/2021	Annex A

10.1(d)	Amendment No. 3 to 2018 Stock Incentive Plan	DEF 14A	001-33057	7/12/2023	Annex A

10.1(e)	Amendment No. 4 to 2018 Stock Incentive Plan	DEF 14A	001-33057	4/10/2024	Annex A

23.1	Consent of Grant Thornton LLP					X

23.2	Consent of Deloitte & Touche, LLP					X

23.3	Consent of Akerman LLP (contained in Exhibit 5.1)					X

24.1	Power of Attorney (included in the signature page hereto)					X

107	Filing Fee Table					X

Item 9.	Undertakings

(a) The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)	Not applicable.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on behalf of the undersigned, thereunto authorized, in the City of Coral Gables, State of Florida, on the 31st day of May, 2024.

CATALYST PHARMACEUTICALS, INC.

By:	/s/ Richard J. Daly
Richard J. Daly
President and CEO

Each person whose signature appears below hereby constitutes and appoints Richard J. Daly and Michael W. Kalb, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them, or this or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Daly Richard J. Daly	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 31, 2024

/s/ Michael W. Kalb Michael W. Kalb	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 31, 2024

/s/ Patrick J. McEnany Patrick J. McEnany	Chairman of the Board of Directors	May 31, 2024

/s/ Donald A. Denkhaus Donald A. Denkhaus	Director	May 31, 2024

/s/ Molly Harper Molly Harper	Director	May 31, 2024

/s/ Charles B. O’Keeffe Charles B. O’Keeffe	Director	May 31, 2024

/s/ Tamar Thompson Tamar Thompson	Director	May 31, 2024

/s/ David S. Tierney, M.D. David S. Tierney, M.D.	Director	May 31, 2024